Exhibit 10.38

AMENDMENT OF
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENTS
UNDER THE
2008 A. M. CASTLE & CO. OMNIBUS INCENTIVE PLAN
(As Amended and Restated as of April 25, 2013)

WHEREAS, A. M. Castle & Co., a Maryland corporation (the “Corporation”) has established and maintains the A. M. Castle & Co. 2008 Omnibus Incentive Plan, as amended and restated as of April 25, 2013, and as further amended from time to time (the “Plan”);
WHEREAS, the Corporation previously has awarded Restricted Stock under the Plan to non-employee directors pursuant to Non-Employee Director Restricted Stock Award Agreements under the Plan; and
WHEREAS, the Corporation now considers it desirable to amend prospectively all Director Restricted Stock Award Agreements under the Plan to provide for full and immediate vesting of the Restricted Stock awarded under such Director Restricted Stock Award Agreements upon a Change in Control (as defined below). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.
NOW, THEREFORE, pursuant to the power reserved to the Corporation by Section 19 of the Plan and Section 6 of the Director Restricted Stock Award Agreements, and by virtue of the authority delegated to the undersigned officer by resolution of the Corporation's Board of Directors, the Director Restricted Stock Award Agreements be and they are hereby amended, effective December 11, 2014, by substituting the following for Section 3 of each Director Restricted Stock Award Agreement:
“3.    Effect of Termination of Service as a Director. If the Grantee’s service as a director of the Corporation terminates for any reason, other than due to a Change in Control, as defined below, then any Restricted Stock not vested as of such date will be forfeited to the Corporation, subject in each case to acceleration of vesting, as determined by the Committee in its sole discretion. If the Grantee’s service as a director of the Corporation terminates due to a Change in Control, then any Restricted Stock not vested as of such Change in Control will vest in full upon the closing of the Change in Control. For purposes of this Award Agreement, ‘Change in Control’ shall mean any of the following that occur after the Date of Grant:

(a)	Approval by the stockholders of the Corporation of a complete dissolution or liquidation of the Corporation;

(b)
Any sale or disposition to a ‘person’ or ‘group’ (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) of the assets of the Corporation equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Corporation before such sale or disposition, provided that, for purposes of this subparagraph, the ‘gross fair market value’ shall be determined without regard to any liabilities associated with the assets of the Corporation or the assets so sold or disposed;

(c)
There is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation or entity, other than a merger or consolidation immediately following which the individuals who comprise the Board of the Corporation immediately prior thereto constitute at least a majority of the board of directors of (i) the Corporation, (ii) the entity surviving such merger or consolidation, or (iii) if the Corporation or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof.”

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IN WITNESS WHEREOF, the undersigned duly authorized officer has executed this amendment on behalf of the Corporation as of this 11th day of December 2014.

A. M. CASTLE & CO.

By: ____________________________________

Its: Vice President, General Counsel & Secretary

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